EXHIBIT 99.1

TII INDUSTRIES, INC.
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FOR IMMEDIATE RELEASE: NEWS RELEASE
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                    TII TO OUTSOURCE MANUFACTURING TO CHINA;
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                    MAJOR SAVINGS AND NEW MARKETS ENVISIONED
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         COPIAGUE, New York, August 23, 1999 - TII Industries, Inc. (Nasdaq NMS:
TIII), manufacturer of state-of-the-art overvoltage surge protectors used by the telecommunications industry, announced today a strategic operations re-alignment that involves outsourcing a major portion of its manufacturing. This initiative will result in a non-recurring charge of approximately $6 million in the Company's fiscal year ended June 1999, covering a reduction of the Company's workforce and related severance payments, write-down of leasehold improvements and consolidation and relocation of certain operations. This operations re-alignment should be completed by March 2000. While the Company expects to continue to incur additional expenditures during this period, it anticipates that the current fiscal year, which ends June 2000, will be profitable as the benefits of this re-alignment are realized.

         Timothy J. Roach, President and Chief Executive Officer commented, "We chose to outsource in China not only for its highly competitive costs, but also because we believe this location offers significant advantages in serving the rapidly growing telecommunications markets in the Far East and Pacific Basin. This year alone, China is projected to install almost 20 million new telephone access lines, more lines than exist in several of the Bell companies in the United States today. In addition, over the next five years it is projected that China intends to invest over $60 billion to expand and improve it's telecommunications network."

         Commenting on the Company's action, George S. Katsarakes, Executive Vice-President and Chief Operating Officer explained, "This initiative will provide considerably lower product costs, greater manufacturing capacity and reduced investment in production assets in the future. Under the plan, we have established a collaboration with a U.S. privately owned contract manufacturer in the Peoples Republic of China. This manufacturer operates a UL certified, ISO 9000 facility and has over 16 years experience in China producing high quality, cost effective products for multi-national customers."

         "In addition," Mr. Katsarakes added, "our agreement includes joint concurrent product design and development that will accelerate the release to market of our new products. We believe the additional speed to market will be a significant advantage as we begin to penetrate new markets. The recent change to the National Electrical Code now requires surge protection on all powered cable television (CATV) lines. As CATV companies upgrade their lines for high speed internet access, as well as voice and data services, quality surge protection will be required to shield users and their


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equipment from lightning and other hazardous overvoltage surges. In the United
States alone there are over 70 million CATV lines, most of which have little or no protection today. This represents a vast potential market for our patented broadband CATV protection technology."

         Founded in 1964, TII designs, manufactures and markets surge protection, network interface devices and station electronics products for the communications industries. The firm has operations in New York, Puerto Rico and the Dominican Republic.

For Additional Information, contact:
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Paul G. Sebetic, VP Finance & CFO - TII Industries, Inc. (516) 789-5000
Jack J. Tarulli, Director - Investor Relations - TII Industries, Inc.
(516) 789-5000
Bob Frost, ECOM Consultants, Inc. - (212) 391-9475

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Statements in this release that are not strictly historical are
"forward-looking" statements which should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. These risks and uncertainties include economic conditions, market demand and pricing, competitive and cost factors as well as other factors from time to time discussed in TII's SEC reports.


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